The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated August 18, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-282565

(To Prospectus dated November 8, 2024,

Prospectus Supplement dated November 8, 2024,

Underlier Supplement dated November 8, 2024

and Product Supplement dated November 8, 2024)

The Bank of Nova Scotia $• Capped In-GEARS
Linked to the S&P 500® Index due on or about May 6, 2032

Investment Description

The Bank of Nova Scotia Capped In-GEARS (the “Securities”) are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the S&P 500® Index (the “underlying asset”). The amount you receive at maturity will be based on the “underlying performance factor” of the underlying asset, which will equal the final level divided by the initial level (expressed as a percentage). The “initial level” will be the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period, and the “final level” will be the arithmetic average of the closing level of the underlying asset on each trading day during the final valuation period, each as described further on page P-2 herein.

●If the underlying performance factor is equal to or greater than 169% (meaning that the underlying performance factor is 169% or more, which equals an increase in the final level of at least 69% from the initial level), BNS will pay you a cash payment per Security at maturity resulting in a return equal to the maximum gain of 94.162%.

●If the underlying performance factor is equal to or greater than 112% and less than 169%, BNS will pay you a cash payment per Security at maturity resulting in a return equal to the sum of (i) 1.346 times the difference between the underlying performance factor and 112%, plus (ii) 17.44%.

●If the underlying performance factor is equal to or greater than 96% and less than 112%, BNS will pay you a cash payment per Security at maturity resulting in a return equal to 1.09 times the difference between the underlying performance factor and 96%.

●If the underlying performance factor is less than 96% and equal to or greater than 92% (which equals a decrease in the final level by more than 4% but by no more than 8% from the initial level), BNS will pay you a cash payment per Security at maturity that is less than the principal amount, resulting in a percentage loss on your investment in the Securities equal to 2.00 times the difference between the underlying performance factor and 96%. You will suffer a loss of 2.00% of your principal amount for each 1% that the underlying performance factor is less than 96%.

●If the underlying performance factor is less than 92%, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, resulting in a percentage loss on your investment in the Securities equal to the percentage that the underlying performance factor is less than 100%. In extreme situations, you could lose all of your investment in the Securities.

Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Features	Key Dates*

❑Exposure to Performance of the Underlying Asset up to the Maximum Gain: If the underlying performance factor is at least 96%, at maturity the Securities will provide a positive return based on the excess of the underlying performance factor over 96% and otherwise as described in this pricing supplement, subject to the maximum gain.

Initial Valuation Period August 17, 2026 through October 6, 2026 (inclusive)

Trade Date** August 18, 2026

Settlement Date** August 21, 2026

Final Valuation Period February 3, 2032 through Final Valuation Date (inclusive)

Final Valuation Date May 3, 2032

Maturity Date May 6, 2032

* Expected. See page P-2 for additional details.

** We expect to deliver the Securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

❑Potential for Full Downside Market Exposure: If the underlying performance factor is less than 96%, which equals a decrease from the initial level to the final level of more than 4%, BNS will pay you a cash payment per Security at maturity that is less than the principal amount:

oIf the underlying performance factor is less than 96% but equal to or greater than 92% (meaning that there is a decrease from the initial level to the final level of more than 4% but equal to or less than 8%), the percentage loss on your investment in the Securities will be equal to 2.00 times the difference between the underlying performance factor and 96%. In this scenario, you will suffer a loss of 2.00% for each 1% that the underlying performance factor is less than 96%.

oIf the underlying performance factor is less than 92% (meaning that there is a decrease from the initial level to the final level of more than 8%), the percentage loss on your investment will be equal to the percentage that the underlying performance factor is less than 100%. In other words, you will be fully exposed to the negative performance of the underlying asset from the initial level to the final level and, in extreme situations, you could lose all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of an investment in the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page P-4 and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your investment in the Securities in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity”. The initial level will be the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period, and the remaining terms of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity	CUSIP	ISIN
S&P 500® Index	SPX	94.162%	$19.4162 per Security	06419Y180	US06419Y1800

The initial estimated value of your Securities as of the trade date is expected to be between $9.43 and $9.73 per principal amount, which will be less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Securities” herein and “Key Risks— Risks Relating to Estimated Value and Liquidity” beginning on page P-5 of this document for additional information. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information About BNS and the Securities” on page P-ii. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement, underlier supplement and prospectus, each dated November 8, 2024, and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Securities are not bail-inable debt securities under the CDIC Act.

Offering of Securities	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the S&P 500® Index	$•	$10.00	$•	$0.025	$•	$9.975

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Securities at the principal amount and, as part of the distribution of the Securities, will sell the Securities to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) This amount excludes any profits to BNS, SCUSA or any of our other affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc. UBS Financial Services Inc.

Additional Information About BNS and the Securities

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

♦Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

♦Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

♦Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Capped In-GEARS” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated November 8, 2024, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated November 8, 2024, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 8, 2024 and references to the “accompanying prospectus” mean the BNS prospectus, dated November 8, 2024.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the payment at maturity and other provisions of the Securities and the risks of an investment in the Securities, including the risk of loss of some or all of your investment in the Securities.

♦You are willing to make an investment that is (i) subject to leveraged downside market exposure to decreases in the underlying asset from the initial level to the final level of between 4% and 8%, and (ii) that will have the same downside market risk as that of an investment in the underlying asset or the stocks comprising the underlying asset (the “underlying constituents”) if the decrease from the initial level to the final level is more than 8%.

♦You believe that the final level will be greater than 96% of the initial level.

♦You understand and accept that your potential return on the Securities is limited to the maximum gain of 94.162% and, accordingly, you will not benefit from any increase from the initial level to the final level of more than 69%.

♦You understand and are willing to accept the risks associated with the initial level and final level of the underlying asset being determined based on the average closing level of the underlying asset on each trading day during the initial valuation period and final valuation period, respectively.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You are willing to assume the credit risk of BNS for all payments under the Securities, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the payment at maturity and other provisions of the Securities or the risks of an investment in the Securities, including the risk of loss of some or all of your investment in the Securities.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are unwilling to make an investment that is subject to leveraged or full downside market exposure to decreases in the underlying asset if the decrease from the initial level to the final level is more than 4%.

♦You believe that the final level is likely to be less than 96% of the initial level.

♦You seek an investment that has unlimited return potential without a cap on appreciation, you are unwilling to invest in the Securities based on the maximum gain of 94.162% and/or you seek an investment that provides you with participation in any appreciation from the initial level to the final level of more than 69%.

♦You do not understand or are unwilling to accept the risks associated with the initial level and final level of the underlying asset being determined based on the average closing level of the underlying asset on each trading day during the initial valuation period and final valuation period, respectively.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You do not understand or are not willing to accept the risks associated with the underlying asset.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of BNS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Securities.

Preliminary Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents	Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term

Approximately 68.5 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the initial valuation period, final valuation period, final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Asset	S&P 500® Index
Maximum Gain	94.162%
Maximum Payment at Maturity	$19.4162 per security
Payment at Maturity (per Security)

If the underlying performance factor is equal to or greater than 169%, BNS will pay you an amount in cash equal to:

Maximum Payment at Maturity

If the underlying performance factor is equal to or greater than 112% and less than 169%, BNS will pay you an amount in cash equal to:

$10 + {$10 × [1.346 × (Underlying Performance Factor – 112%) + 17.44%]}

If the underlying performance factor is equal to or greater than 96% and less than 112%, BNS will pay you an amount in cash equal to:

$10 + [$10 × 1.09 × (Underlying Performance Factor - 96%)]

If the underlying performance factor is less than 96% and equal to or greater than 92%, BNS will pay you an amount in cash that is less than your principal amount, equal to:

$10 + [$10 × 2.00 × (Underlying Performance Factor - 96%)]

In this scenario, you will lose 2.00% of your principal amount for each 1% that the underlying performance factor is less than 96%.

If the underlying performance factor is less than 92%, BNS will pay you an amount in cash that is less than your principal amount, equal to:

$10 × Underlying Performance Factor

In this scenario, you will suffer a percentage loss on your investment in the Securities equal to the percentage that the underlying performance factor is less than 100%. In extreme situations, you could lose all of your investment in the Securities.

Underlying Performance Factor	The quotient, expressed as a percentage, of the following formula: Final Level Initial Level
Initial Level(1)	The arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period
Final Level(1)	The arithmetic average of the closing level of the underlying asset on each trading day during the final valuation period
Initial Valuation Period(2)	Each trading day from and including August 17, 2026 through and including October 6, 2026
Final Valuation Period(2)	Each trading day from and including February 3, 2032 through and including the final valuation date
Final Valuation Date(2)	May 3, 2032
Business Day	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Tax Redemption

Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes—Payment of Additional Amounts” and “General Terms of the Notes—Tax Redemption” shall not apply to the Securities.

Canadian Bail-in	The Securities are not bail-inable debt securities under the CDIC Act.
Terms Incorporated

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying asset”, “underlying constituents” and “closing level” mean “reference asset”, “reference asset constituents” and “closing value”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Securities based on the methodology for calculating per annum rates provided for in the Securities. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Securities.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

(2) If the calculation agent determines that a market disruption event has occurred or is continuing with respect to the underlying asset on any trading day during the initial valuation period or the final valuation period other than the final day of either such period (each such final day a “valuation end date”), as applicable, such day will be disregarded for purposes of calculating the initial level or the final level, as applicable. If the calculation agent determines that a market disruption event has occurred or is continuing with respect to the underlying asset on a valuation end date, the calculation agent will determine the closing level of the underlying asset for such date by reference to the closing level on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will any valuation end date be postponed by more than eight trading days. If any valuation end date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing level on such day (and thereafter the corresponding initial level and/or final level, as applicable). In such an event, the calculation agent will estimate the closing level for the underlying asset that would have prevailed in the absence of the market disruption event.

Investment Timeline

Trade Date	The terms of the Securities, other than the initial level, are set.
Initial Valuation Period	The closing level of the underlying asset is observed on each trading day during the initial valuation period and the initial level is determined.

Final Valuation Period	The closing level of the underlying asset is observed on each trading day during the final valuation period and the final level and underlying performance factor are determined.

Maturity Date

If the underlying performance factor is equal to or greater than 169%, BNS will pay you an amount in cash per Security equal to:

Maximum Payment at Maturity

If the underlying performance factor is equal to or greater than 112% and less than 169%, BNS will pay you an amount in cash equal to:

$10 + {$10 × [1.346 × (Underlying Performance Factor – 112%) + 17.44%]}

If the underlying performance factor is equal to or greater than 96% and less than 112%, BNS will pay you an amount in cash equal to:

$10 + [$10 × 1.09 × (Underlying Performance Factor - 96%)]

If the underlying performance factor is less than 96% and equal to or greater than 92%, BNS will pay you an amount in cash that is less than your principal amount, equal to:

$10 + [$10 × 2.00 × (Underlying Performance Factor - 96%)]

In this scenario, you will lose 2.00% of your principal amount for each 1% that the underlying performance factor is less than 96%.

If the underlying performance factor is less than 92%, BNS will pay you an amount in cash that is less than your principal amount, equal to:

$10 × Underlying Performance Factor

In this scenario, you will suffer a percentage loss on your investment in the Securities equal to the percentage that the underlying performance factor is less than 100%. In extreme situations, you could lose all of your investment in the Securities.

Investing in the Securities involves significant risks. You may lose some or all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that BNS will not necessarily repay the principal amount of the Securities. If the underlying performance factor is less than 96% and equal to or greater than 92%, which equals a decrease in the final level by more than 4% but by no more than 8% from the initial level, you will lose 2.00% of your principal amount for each 1% that the underlying performance factor is less than 96%. Further, if the underlying performance factor is less than 92%, which equals a decrease in the final level by more than 8% from the initial level, you will lose a percentage of your principal amount equal to the percentage that the underlying performance factor is less than 100%. In other words, you will be fully exposed to the negative performance of the underlying asset if the underlying performance factor is less than 92% and, in extreme situations, you could lose all of your investment in the Securities.

♦The stated payout from the issuer applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Securities even if the then-current level of the underlying asset is equal to or greater than 96% of the initial level.

♦The participation in the performance of the underlying asset, up to the maximum gain, applies only at maturity — At maturity, if the underlying performance factor is at least 96%, the Securities will provide a positive return based on the excess of the underlying performance factor over 96% and as otherwise described in this pricing supplement. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of this participation feature, and the return that you realize at that time may be less than the return you would have received had you held the Securities until maturity (assuming that the final level of the underlying asset was equal to the then-current level of the underlying asset). You can receive the full benefit of the applicable participation feature in any favorable performance of the underlying asset, up to the maximum gain, from BNS only if you hold your Securities to maturity.

♦Your potential return on the Securities is limited by the maximum gain — The return potential of the Securities is limited to the maximum gain of 94.162%. Therefore, you will not benefit from any increase in the level of the underlying asset in excess of 69% (which is the percentage increase that results in a payment at maturity equal to the maximum payment at maturity), and your return may be less than the return on a hypothetical direct investment in the underlying asset.

♦No interest payments — BNS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final level of the underlying asset could be less than 96% of the initial level and, as a consequence, indicates an increased risk of loss. However, the underlying asset's volatility can change significantly over the term of the Securities and a relatively lower underlying performance factor at which you will receive less than the principal amount of your Securities may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or all of your investment in the Securities.

♦The initial level, final level and, consequently the payment at maturity, will be based on averaging over valuation periods — Because your payment at maturity is based on the initial level and final level of the underlying asset, which are the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period and final valuation period, respectively, your return on the Securities may be lower than the percentage decline in the level of the underlying asset from the trade date to the final valuation date, and could be negative even if the underlying asset performed favorably to you as of the final valuation date relative to the trade date. Additionally, the secondary market value of the Securities, if such a market exists, will be impacted by the closing level of the underlying asset on any previous trading day during the final valuation period, in that those levels will impact the return on the Securities at maturity.

♦The initial level will not be determined until the end of the initial valuation period — Because the initial level will be the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period, the initial level will not be determined until the end of the initial valuation period. Accordingly, you will not know the initial level for a period of time after the trade date and the settlement date. In addition, if the closing level of the underlying asset increases on any day during the initial valuation period (relative to its closing level on the trade date), the initial level may be higher than if it had been set based on the closing level of the underlying asset on the trade date. Under these circumstances, the final level necessary for you to receive a positive return on the Securities will be higher than if the initial level were the closing level of the underlying asset on the trade date.

♦Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. You will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying constituents may have.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset and its underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the final level of the underlying asset will be greater than 96% of the initial level. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing some or all of your investment in the Securities.

♦The underlying asset reflects price return, not total return — The return on your Securities is based on the performance of the underlying asset, which reflects the changes in the market prices of the underlying constituents. Your Securities are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Securities will not include such a total return feature or any dividend component.

♦Changes affecting the underlying asset could have an adverse effect on the market value of, and return on, the Securities — The policies of the sponsor of the underlying asset as specified herein under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the market value of, and return on, the Securities.

♦BNS and the Agents cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the index sponsor or have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and return on, the Securities.

Risks Relating to Estimated Value and Liquidity

♦BNS’ initial estimated value of the Securities at the time of pricing (when the terms of your Securities are set on the trade date) will be lower than the issue price of the Securities — BNS’ initial estimated value of the Securities is only an estimate. The issue price of the Securities will exceed BNS’ initial estimated value. The difference between the issue price of the Securities and BNS’ initial estimated value reflects costs associated with selling and structuring the Securities, as well as hedging its obligations under the Securities. Therefore, the economic terms of the Securities are less favorable to you than they would have been if these expenses had not been paid or had been lower.

♦Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Securities and SCUSA’s estimated value of the Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Securities increases the estimated value of the Securities at any time and has an adverse effect on the economic terms of the Securities.

♦BNS’ initial estimated value of the Securities does not represent future values of the Securities and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Securities is determined by reference to its internal pricing models when the terms of the Securities are set. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦The Securities have limited liquidity — The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Securities from you. If at any time SCUSA does not make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Securities and may be greater than BNS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — SCUSA’s estimated value of the Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell the Securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed (i) SCUSA’s estimated value of the Securities at the time of pricing, (ii) any secondary market prices provided by unaffiliated dealers, potentially including UBS, and (ii) depending on your broker, the valuation provided on your customer account statement. The price that SCUSA may initially offer to buy such Securities following issuance will exceed the valuations indicated by its internal pricing models due to the inclusion for a limited period of time of the aggregate value of the costs associated with structuring and selling the Securities, including the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in any secondary market price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if SCUSA buys or sells the Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The temporary positive differential relative to SCUSA’s internal pricing models arises from requests from and arrangements made by BNS and the Agents. As described above, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. SCUSA reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers, including UBS.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying asset, price-sensitivity analysis and the time to maturity of the Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

In addition to the factors discussed above, the value and quoted price of the Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Securities, including the price you may receive for the Securities in any market making transaction. To the extent that SCUSA makes a market in the Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Securities in a secondary market sale.

♦The price of the Securities prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the underlying asset over the full term of the Securities, (ii) volatility of the level of the underlying asset and the prices of the underlying constituents and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying constituents and (vi) time remaining to maturity. In particular, because the provisions of the Securities relating to the payment at maturity behave like options, the value of the Securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the underlying asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than the principal amount if you sell your Securities prior to maturity regardless of the level of the underlying asset at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities — We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying constituents and/or purchasing futures, options and/or other instruments linked to the underlying asset and/or one or more of the underlying constituents. We, SCUSA or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying asset and/or one or more of the underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, SCUSA or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the level of the underlying asset and/or one or more of the underlying constituents. Any of these hedging activities may adversely affect the level of the underlying asset — directly or indirectly by affecting the price of the underlying constituents — and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the market value of, and return on, the Securities declines.

♦We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying constituent issuers and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Securities — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the underlying asset and/or the value of the Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlying asset and the market for your Securities, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Securities.

You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

♦Potential impact on price by BNS or the Agents — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying constituents may adversely affect the performance of the underlying asset or applicable underlying constituent and, therefore, the market value of, and return on, the Securities. See “— Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities” for additional information regarding hedging-related transactions and trading.

♦The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent can postpone the determination of the initial level or the final level if a market disruption event occurs and is continuing on any valuation end date during the initial valuation period or final valuation period, as applicable.

♦Potentially inconsistent research, opinions or recommendations by BNS or the Agents — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of BNS — The Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment in the Securities.

♦BNS is subject to the resolution authority under the CDIC Act — Although the Securities are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Securities and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Securities?” herein.

Hypothetical Examples

The below examples, table and payoff diagram are based on hypothetical terms. Other than the actual initial level, which will be determined on the last day of the initial valuation period, the actual terms of the Securities will be indicated on the cover of the final pricing supplement.

The examples, table and payoff diagram below illustrate the payment at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

 Term:  Approximately 68.5 months

 Maximum Gain:  94.162%

 Maximum payment at maturity: $19.4162 per Security

 Initial Level:  100

Hypothetical Payoff Profile
200.000%
194.162%
180.000%
160.000%
140.000%
120.000%
117.440%
100.000%
100.000%
92.000%
80.000%
60.000%
40.000%
20.000%
0.000%
92.000%
96.000%
112.000%
169.000%
Hypothetical Payment at Maturity (as % of Principal Amount)
Hypothetical Final Level (as % of Initial Level)
Underlying Asset Performance
Security Performance

Example 1: The final level is 200% of the initial level.

Because the underlying performance factor of 200% is equal to or greater than 169%, the payment at maturity per Security will be equal to the maximum payment at maturity of $19.4162 (a total return of 94.162%).

Example 2: The final level is 130% of the initial level.

Because the underlying performance factor of 130% is equal to or greater than 112% and less than 169%, the payment at maturity per Security will be calculated as follows:

$10 + {$10 × [1.346 × (Underlying Performance Factor – 112%) + 17.44%]}

= $10 + {$10 × [1.346 × (130% – 112%) + 17.44%]}

= $14.1668 per Security (a total return of 41.668%)

Example 3: The final level is 97% of the initial level.

Because the underlying performance factor of 97% is equal to or greater than 96% and less than 112%, the payment at maturity per Security will be calculated as follows:

$10 + [$10 × 1.09 × (Underlying Performance Factor - 96%)]

= $10 + [$10 × 1.09 × (97% - 96%)]

= $10.109 per Security (a total return of 1.09%)

Example 4: The final level is 93% of the initial level.

Because the underlying performance factor of 93% is less than 96% and equal to or greater than 92%, the payment at maturity per Security will be calculated as follows:

$10 + [$10 × 2.00 × (Underlying Performance Factor – 96%)]

= $10 + [$10 × 2.00 × (93% – 96%)]

= $9.40 per Security (a total return of -6.00%)

In this scenario, you will lose 2.00% of your principal amount for each 1% that the underlying performance factor is less than 96%.

Example 5: The final level is 50% of the initial level.

Because the underlying performance factor of 50% is less than 92%, the payment at maturity per Security will be calculated as follows:

$10 × Underlying Performance Factor

= $10 × 50%

= $5.00 per Security (a total return of -50.00%)

In this scenario, you will suffer a percentage loss on your investment in the Securities equal to the percentage that the underlying performance factor is less than 100%. In extreme situations, you could lose all of your investment in the Securities.

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Performance Factor	Payment at Maturity (per Security)	Security Total Return at Maturity*
200.00	200.00%	$19.4162	194.162%
190.00	190.00%	$19.4162	194.162%
180.00	180.00%	$19.4162	194.162%
170.00	170.00%	$19.4162	194.162%
169.00	169.00%	$19.4162	194.162%
160.00	160.00%	$18.2048	182.048%
150.00	150.00%	$16.8588	168.588%
140.00	140.00%	$15.5128	155.128%
130.00	130.00%	$14.1668	141.668%
120.00	120.00%	$12.8208	128.208%
115.00	115.00%	$12.1478	121.478%
112.00	112.00%	$11.7440	117.440%
110.00	110.00%	$11.5260	115.260%
105.00	105.00%	$10.9810	109.810%
100.00	100.00%	$10.4360	104.360%
98.00	98.00%	$10.2180	102.180%
96.00	96.00%	$10.0000	100.000%
95.00	95.00%	$9.8000	98.000%
94.00	94.00%	$9.6000	96.000%
93.00	93.00%	$9.4000	94.000%
92.00	92.00%	$9.2000	92.000%
91.00	91.00%	$9.1000	91.000%
90.00	90.00%	$9.0000	90.000%
80.00	80.00%	$8.0000	80.000%
70.00	70.00%	$7.0000	70.000%
60.00	60.00%	$6.0000	60.000%
50.00	50.00%	$5.0000	50.000%
25.00	25.00%	$2.5000	25.000%
0.00	0.00%	$0.0000	0.000%

* As used above, “Security Total Return at Maturity” means the percentage of the principal amount per Security represented by the Payment at Maturity.

Investing in the Securities involves significant risks. You may lose some or all of your investment in the Securities. Specifically, if the underlying performance factor is less than 96% and equal to or greater than 92%, you will lose 2.00% of your principal amount of the Securities for each 1% that the underlying performance factor is less than 96% and, if the underlying performance factor is less than 92%, you will lose a percentage of your principal amount equal to the percentage that the underlying performance factor is less than 100%. In extreme situations, you could lose all of your investment in the Securities.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. We obtained the past performance information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

S&P 500® Index

We have derived all information contained herein regarding the underlying asset, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “index sponsor”), and/or its affiliates.

The underlying asset includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. Please see “Indices—The S&P 500® Index” in the accompanying underlier supplement for additional information regarding the underlying asset, the index sponsor and our license agreement with respect to the underlying asset. Additional information regarding the underlying asset, including its sectors, sector weightings and top constituents, may be available on the index sponsor’s website.

Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2016 through August 17, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The actual initial level will be the arithmetic average of the closing level of the underlying asset on each trading day during the initial valuation period. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.

Except to the extent otherwise required by law, BNS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Non-U.S. Holders. Subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a taxable disposition of the Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on the nature of the underlying asset and our determination that the Securities are not “delta-one” with respect to the underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, any underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into other transactions in respect of the underlying asset, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying asset, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Security at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Securities at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Additional Information Regarding Estimated Value of the Securities

On the cover page of this pricing supplement, BNS has provided the initial estimated value range for the Securities. This range of estimated values was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the Securities will be greater than the initial estimated value of the Securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further herein under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Securities to you.

We urge you to read the “Key Risks — Risks Relating to Estimated Value and Liquidity” in this pricing supplement for additional information.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, will purchase the Securities at the principal amount and, as part of the distribution of the Securities, will sell the Securities to UBS at the discount specified on the cover hereof. UBS proposes initially to offer the Securities to the public at the issue price set forth on the cover hereof. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and may purchase Securities from BNS or its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product supplement, underlier supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Securities. While SCUSA intends to make a market in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Securities have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and prospectus supplement for additional information.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the initial estimated value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Securities, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.